Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2012 included in the Annual Report of United Community Banks, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said report in this Post-Effective Amendment No. 5 on Form S-3 to the Registration Statement of United Community Banks, Inc. on Form S-1 (File Nos. 333-159958; 333-165831) and to the use of our name as it appears under the caption “Experts.”

Our report dated March 13, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expressed an opinion that United Community Banks, Inc. and subsidiaries had not maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia
March 16, 2012